CONTACT: Todd Friedman Stacie Bosinoff The BlueShirt Group 415-217-5868 ir@corp.sourceforge.com

SourceForge Reports Second Quarter 2009 Financial Results

MOUNTAIN VIEW, CA —July 30, 2009 — SourceForge, Inc. (Nasdaq: LNUX) today announced financial results for its second quarter ended June 30, 2009.

Total revenue for the second quarter of 2009 was $11.8 million compared to $11.8 million of revenue for the second quarter of 2008.  Net loss for the second quarter of 2009 was $3.6 million or $0.06 per share compared to a net loss of $3.8 million or $0.06 per share, for the same period a year ago. Net loss for the second quarter of 2009 includes a $1.2 million loss resulting from the write-off of internally developed software.

Adjusted EBITDA loss for the second quarter of 2009 was $1.2 million, compared to adjusted EBITDA loss of $0.7 million for the same period a year ago.  A reconciliation of our net loss as reported to adjusted EBITDA is included in this release.

“We executed well this quarter, growing each of our businesses from the first quarter and demonstrating early traction in our new strategy,” said Scott Kauffman, President & CEO, SourceForge, Inc.  “We made good progress on several of our key metrics, including the contribution from premium advertising, RPM, and orders shipped.  We accomplished all this while maintaining our focus on our strategic initiatives, and are well positioned as our new strategy continues to take hold.”

Second Quarter Highlights:

•
Media revenue was $4.3 million for the second quarter of 2009, compared to $5.0 million for the second quarter of 2008.  Revenue for the second quarter of 2009 included $1.6 million from our premium advertising products compared to $0.4 million of premium revenue for the same period last year.

•	E-commerce revenue was $7.4 million for the second quarter of 2009, compared to $6.8 million for the second quarter of 2008.

•	Total cash and investments balance, including restricted cash, at the end of the second quarter of 2009 was $40.5 million.

Supplemental schedules of the Company’s quarterly statements of operations and operational statistics for the quarterly periods in the year ended December 31, 2008 and the six months ended June 30, 2009 are available on the Company’s web site at http://web.sourceforge.com/cyresults.

A conference call and audio webcast will be held at 2:00 p.m. PT or 5:00 p.m. ET on July 30, 2009 and may be accessed by calling 877-407-8035 or 201-689-8035 or by visiting www.sourceforge.com. Replays of both the telephonic audio and audio webcast will be available for 90 days.  To access the conference call replay, dial 877-660-6853 or 201-612-7415, referencing replay account 286 and call ID 328440.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we also report adjusted EBITDA.  Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.  We believe that adjusted EBITDA provides useful information to both management and investors and is an additional measurement which may be used to evaluate our operating performance.  Our management and Board of Directors use adjusted EBITDA as part of their reporting and planning process and it is the primary measure we use to evaluate our operating performance.  In addition, because we have historically reported non-GAAP earnings to the investment community, from which adjusted EBITDA can be derived, we believe the inclusion of adjusted EBITDA provides consistency in financial reporting.  We also believe that the financial analysts who regularly follow and report on us and the business sector in which we compete use adjusted EBITDA to prepare their financial performance estimates, to measure our performance against other sector participants and to project our future financial results.

We define adjusted EBITDA as net loss which is adjusted for interest and other income (expense) net and income taxes as well as stock-based compensation, restructuring charges and depreciation and amortization.  The method we use to produce adjusted EBITDA is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA, as we compute it, excludes certain expenses that we believe are not indicative of our core operating results, as well as income taxes, stock-based compensation and depreciation and amortization.  We consider our core operating results to include revenue recorded in a particular period and the related expenses that are intended to directly drive operating income during that period.

The EBITDA calculation excludes interest, income taxes and depreciation and amortization by its nature.  In addition, when we compute adjusted EBITDA we exclude stock-based compensation and restructuring charges and other amounts included in the Interest income and other income (expense) net caption as we believe that these amounts represent income and expenses that are not directly related to our core operations.  Although some of the items may recur on a regular basis, management does not consider activities associated with these items as core to its operations.  With respect to stock-based compensation, we recognize expenses associated with stock-based compensation that require management to make assumptions about our common stock, such as expected future stock price volatility, the anticipated duration of outstanding stock options and awards and the rate at which we recognize the corresponding stock-based compensation expense over the course of future fiscal periods.  While other forms of expenses (such as cash compensation, inventory costs and real estate costs) are reasonably correlated to our underlying business and such costs are incurred principally or wholly in the particular fiscal period being reported, stock-based compensation expense is not reasonably correlated to the particular fiscal period in question, but rather is based on expected future events that have no relationship (and in certain instances, an inverse relationship) with how well we currently operate our business. Restructuring costs are excluded from adjusted EBITDA because they represent non-cash charges which are not representative of our core operations.

About SourceForge, Inc.

SourceForge’s media and e-commerce web sites connect millions of influential technology professionals and enthusiasts each day. Combining user-developed content and e-commerce, SourceForge is the global technology community’s nexus for information exchange, goods for geeks, and open source software distribution and services. SourceForge’s network of web sites serves 35 million unique visitors each month* and includes: SourceForge.net, Slashdot, ThinkGeek,  Ohloh.net, fossfor.us and freshmeat.net. For more information or to view our media kit online, visit www.sourceforge.com. (*Source: Google Analytics, Coremetrics and Omniture, June 2009).

SourceForge, SourceForge.net, Slashdot, Ohloh, freshmeat, and ThinkGeek are registered trademarks of SourceForge, Inc. in the United States and other countries. All other trademarks or product names are property of their respective owners.

NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations, and involve risks and uncertainties. Forward-looking statements contained herein include statements regarding growth strategies and prospects for SourceForge’s online media and e-commerce businesses. Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors, including: SourceForge’s effectiveness at increasing engagement with, and traffic to, its Internet properties; SourceForge’s ability to attract and retain qualified personnel; success in designing and offering innovative online advertising programs; decreases or delays in online advertising spending, especially in light of current macroeconomic challenges and uncertainty; SourceForge’s effectiveness at planning and managing its e-commerce inventory; SourceForge’s ability to achieve and sustain higher levels of revenue; SourceForge's ability to protect and defend its intellectual property rights; rapid technological and market change; unforeseen expenses that SourceForge may incur in future quarters; and competition with, and pricing pressures from larger and/or more established competitors. Investors should consult SourceForge's filings with the Securities and Exchange Commission, www.sec.gov, including the risk factors section of its Annual Report on Form 10-K for the year ended July 31, 2008, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, for further information regarding these and other risks of SourceForge's business. All forward-looking statements included in this press release are based upon information available to SourceForge as of the date hereof, and SourceForge does not assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.

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SOURCEFORGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Online Media revenue	$4,341	$5,018	$8,118	$9,603
E-commerce revenue	7,444	6,780	14,038	13,583
Net revenue	11,785	11,798	22,156	23,186

Online Media cost of revenue	1,718	1,967	3,625	3,921
E-commerce cost of revenue	6,152	5,207	11,762	10,980
Cost of revenue	7,870	7,174	15,387	14,901
Gross margin	3,915	4,624	6,769	8,285

Operating expenses:
Sales and marketing	1,952	2,327	4,267	4,214
Research and development	2,078	1,251	3,672	2,382
General and administrative	2,244	4,085	4,349	6,041
Amortization of intangible assets	27	-	27	-
Restructuring costs	-	765	-	765
Total operating expenses	6,301	8,428	12,315	13,402
Operating loss	(2,386)	(3,804)	(5,546)	(5,117)
Interest and other income (expense), net	(1,231)	14	(5,561)	474
Loss before income taxes	(3,617)	(3,790)	(11,107)	(4,643)
Provision (benefit) for income taxes	(31)	(37)	(95)	26
Net loss	$(3,586)	$(3,753)	$(11,012)	$(4,669)

Earnings per share:
Basic and diluted	$(0.06)	$(0.06)	$(0.18)	$(0.07)

Shares used in computing earnings per share:
Basic and diluted	59,916	67,506	61,618	67,486

Reconciliation of net loss as reported to adjusted EBITDA:

Net loss - as reported	$(3,586)	$(3,753)	$(11,012)	$(4,669)
Reconciling items:
Interest and other income (expense), net	1,231	(14)	5,561	(474)
Income taxes	(31)	(37)	(95)	26
Stock-based compensation expense included in COGS	87	85	154	134
Stock-based compensation expense included in Op Ex.	540	1,792	1,154	2,258
Restructuring costs	-	765	-	765
Depreciation and amortization	555	484	1,158	940
Adjusted EBITDA	$(1,204)	$(678)	$(3,080)	$(1,020)

SOURCEFORGE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	June 30, 2009	December 31, 2008

ASSETS

Current assets:
Cash and cash equivalents	$30,103	$40,511
Short-term investments, including restricted cash	10,441	563
Accounts receivable, net	3,259	4,418
Inventories	3,264	3,264
Prepaid expenses and other current assets	3,036	1,841
Total current assets	50,103	50,597
Property and equipment, net	2,644	4,748
Long-term investments, including long-term restricted cash	-	9,947
Other assets	5,003	8,874
Total assets	$57,750	$74,166

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,244	$4,021
Accrued restructuring liabilities	2,753	2,862
Deferred revenue	715	591
Accrued liabilities and other	2,102	2,702
Total current liabilities	7,814	10,176
Other long-term liabilities	192	1,423
Total liabilities	8,006	11,599

Stockholders' equity:
Common stock	61	65
Treasury stock	(424)	(331)
Additional paid-in capital	797,319	799,037
Accumulated other comprehensive income	13	9
Accumulated deficit	(747,225)	(736,213)
Total stockholders' equity	49,744	62,567
Total liabilities and stockholders' equity	$57,750	$74,166

SOURCEFORGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six months ended
	June 30,
	2009	2008

Cash flows from operating activities:
Net loss	$(11,012)	$(4,669)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,158	940
Stock-based compensation expense	1,308	2,392
Provision for bad debts	87	80
Provision for excess and obsolete inventory	13	67
Loss on disposal of assets	1,020	1
Loss on sale of investments	-	200
Impairment of investments	4,585	108
Non-cash restructuring expense	-	765
Changes in assets and liabilities:
Accounts receivable	1,077	(544)
Inventories	(13)	623
Prepaid expenses and other assets	260	(306)
Accounts payable	(1,784)	(2,890)
Accrued restructuring liabilities	(1,363)	(1,325)
Deferred revenue	124	(133)
Accrued liabilities and other	(636)	(261)
Other long-term liabilities	23	12
Net cash used in operating activities	(5,153)	(4,940)

Cash flows from investing activities:
Purchase of property and equipment	(250)	(1,639)
Purchases of marketable securities	-	(25,987)
Maturities or sale of marketable securities	559	48,540
Acquisitions	(2,613)	-
Proceeds from sale of intangible assets, net	172	-
Net cash (used in) provided by investing activities	(2,132)	20,914

Cash flows from financing activities:
Proceeds from issuance of common stock	4	18
Repurchase of common stock	(3,127)	(104)
Net cash used in financing activities	(3,123)	(86)

Cash flows from discontinued operations:
Net cash provided by operating activities	-	42
Net cash provided by discontinued operations	-	42
Net increase (decrease) in cash and cash equivalents	(10,408)	15,930
Cash and cash equivalents, beginning of period	40,511	25,037
Cash and cash equivalents, end of period	$30,103	$40,967